Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
September 4, 2015 Raptor Pharmaceutical Corp. 7 Hamilton Landing, Suite 100 Novato, California 94949	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.
File No. 052958-0005

Re:	Registration Statement No. 333-203095; Up to $75,000,000 of Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Raptor Pharmaceutical Corp., a Delaware corporation (the “Company”), in connection with the proposed issuance from time to time of shares of common stock of the Company, par value $0.001 per share, having an aggregate offering price of up to $75,000,000 (the “Shares”), by the Company pursuant to the Sales Agreement dated as of September 4, 2015 (the “Sales Agreement”) between the Company and Cowen and Company, LLC (“Cowen”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2015 (Registration No. 333–203095) (the “Registration Statement”), a related base prospectus dated March 30, 2015 (the “Base Prospectus”) and a prospectus supplement dated September 4, 2015 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when (i) the Shares shall have been duly registered on the books of the transfer

Raptor Pharmaceutical Corp.

September 4, 2015

agent and registrar therefor in the name or on behalf of the purchasers, and (ii) have been issued by the Company against payment therefor in total numbers that do not exceed the total number of shares available under the Company’s certificate of incorporation and in the circumstances contemplated by the Sales Agreement, (a) the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, (b) the Shares will be validly issued, and (c) the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated September 4, 2015 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP